UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 16, 2015
AINA LE’A, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-182904	45-4447703
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Registrant's telephone number, including area code: (808) 896-2808

69-201 Waikoloa Beach Drive, #2617 Waikoloa, Hawaii	96738
(Address of Principal Executive Offices)	(Zip Code)

(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
¬    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¬    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¬    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
    (17 CFR 240.14d-2(b))

¬    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
    (17 CFR 240.13e-4(c)

Item 1.01.     Entry into a Material Definitive Agreement.
Effective October 16, 2015, Aina Le’a, Inc., a Delaware corporation (the “Company”) and Bridge Aina Le’a, LLC, a Hawaii limited liability company (“Seller”), entered into the Purchase and Sale Agreement for Residential Property at Aina Le’a (the “Agreement”), which is attached hereto as Exhibit 10.1.
Seller and Relco Corp., a Nevada corporation (“Relco”), previously entered into a Purchase and Sale Agreement effective October 1, 2008, which was amended and restated by an Amended and Restated Purchase and Sale Agreement dated February 9, 2009 by and among Seller, Relco, and DW Aina Le’a Development, LLC, a Nevada limited liability company (“DW”), which was further amended by a First Modification and Partial Assignment of Amended and Restated Purchase and Sale Agreement dated December 11, 2009 by and among Seller, Relco, DW, and the Company, which was supplemented by a Supplemental Agreement Regarding First Modification and Partial Assignment of Amended and Restated Purchase and Sale Agreement dated December 11, 2009 by and among Seller, Relco, DW, and the Company (collectively, the “Previous PSA”). The Agreement replaces the Previous PSA.
Pursuant to the Agreement, the Company will acquire approximately 1,011 acres of urban zoned residential land (the “Property”). The Agreement requires the Company to make deposits for certain identified infrastructure improvements to the Property, including a $2.0 million deposit for development and construction of a road and intersection at Queen Kaahumanu Highway. The Agreement also provides the Company with an option to purchase approximately 27 acres of retail/commercial property (the “Commercial Property”) within three years of the closing on the Property. The Agreement provides that the purchase price for the Commercial Property is $22.0 million if purchased within six months of the closing on the Property or $23.0 million if purchased after the first six months but before the end of the three year option term.
The Company purchased Phase 1 of its Villages of Aina Le’a project in December 2009, and construction for 384 townhouses, 48 luxury villas, and 70 single family lots for luxury homes is currently underway. The 1,011 residential-acre Property and the 27-acre Commercial Property comprise the rest of the Villages of Aina Le’a project, and the Company intends to commence development of this acreage in future years.
The Company will pay Seller a purchase price of $24.0 million, of which $10.0 million will be due upon closing and will be paid from the Company’s working capital. The additional $14.0 million will be paid after closing under the terms of a related purchase money note, to be secured by a mortgage on the Property. The note requires 12% monthly interest payments and is due within three years.
The foregoing is a summary only and does not purport to be a complete description of all of the terms and provisions contained in the Agreement and is subject to and qualified in its entirety by reference to the Agreement attached hereto as Exhibit 10.1, which is incorporated by reference into this Item 1.01.

Item 9.01.         Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description

10.1	Purchase and Sale Agreement for Residential Property at Aina Le’a, dated October 16, 2015, by and between Aina Le’a, Inc. and Bridge Aina Le’a, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2015	AINA LE’A, INC.
	By:	/s/ Robert J. Wessels
Robert J. Wessels
President, Chief Executive Officer, and Director

EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase and Sale Agreement for Residential Property at Aina Le’a, dated October 16, 2015, by and between Aina Le’a, Inc. and Bridge Aina Le’a, LLC.